Bond Labs to Simplify Capital Structure

All outstanding preferred stock redeemed or converted into common stock

OMAHA, NE – (BUSINESS WIRE) – September 10, 2013 – Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), an international provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced a recapitalization designed to simplify its capital structure and significantly reduce its cost of capital.

The transactions described below, will eliminate approximately $3.3 million of liquidation preference from existing preferred stock and will lower the Company’s total borrowing costs by almost $200,000 per year. Assuming a thirty-five percent corporate tax rate, net borrowing costs will decline more than threefold from approximately 8.0% to 2.3%.

Critical elements of the transaction include the following:

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Convert half of the issued and outstanding shares of the Company’s Series C Convertible Preferred Stock and accrued dividends at $0.25 per share;

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Redeem half of the issued and outstanding shares of the Company’s Series C Convertible Preferred Stock at par plus accrued dividends;

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Redeem issued and outstanding shares of the Company’s 10% Cumulative Perpetual Series B Preferred Stock at par plus accrued dividends;

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In connection with the Series C Conversion at $0.25 per share, the Company has agreed to exchange/cancel 2,500,000 warrants for 625,000 common shares, thereby reducing the Company’s diluted share count by1,875,000 shares;

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Complete a reverse stock split at a ratio of 10 for 1, as approved by shareholders at the recent annual meeting; and

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Change the corporate name to FitLife Brands, Inc.

Upon the closing of the transactions outlined above, the Company will have approximately 8.1 million shares of common stock outstanding and 8.6 million shares of common stock outstanding on a fully-diluted basis and no preferred shares.

In connection with the recapitalization, the Company secured a $2.6 million term loan from its existing bank. The new term loan bears interest at a rate of 3.6% per annum, has no prepayment penalty and amortizes evenly over 5 years.  The Company’s existing credit facility shall remain in place. The recapitalization and name change are expected to close on or before September 30, subject to final documentation and regulatory approvals.

John Wilson, Chief Executive Officer of Bond Laboratories, Inc., stated, “We believe the recapitalization will be immediately accretive to our common shareholders through the simplification of our capital structure and significantly reduced capital costs. Our name change to FitLife Brands comes at an exciting time for the company, as the anticipated growth in our business combined with the recapitalization helps position the company to deliver record results in 2013”.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC

Bruce Weinstein

410-833-0078

Source: Bond Laboratories, Inc.